Exhibit 99.1

NEWS RELEASE

WILLIAMS Industrial Services Group Inc • 400 E Las Colinas Blvd., Suite 400 • Irving, TX 75039

FOR IMMEDIATE RELEASE

Williams Industrial Services Group to Begin Trading
Under New Ticker Symbol:  WLMS

Irving, TX, June 29, 2018 — Williams Industrial Services Group Inc. (“Williams”) (OTC: WLMS), a general and specialty construction services company, announced that, effective today, it will begin trading on the OTCPK under its new ticker symbol “WLMS.”

About Williams Industrial Services Group

Williams Industrial Services Group (formerly known as Global Power Equipment Group) has been safely helping plant owners and operators enhance asset value for more than 50 years.  The Company provides a broad range of general and specialty construction, maintenance and modification, and plant management support services to the nuclear, hydro and fossil power generation, pulp and paper, refining, petrochemical and other process and manufacturing industries.  Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

The Company’s strategy for growth is to further diversify both the geography and industries served, while also advancing capabilities to meet changing customer needs which includes nuclear decommissioning and conversion of analog control systems to digital in power generation facilities.

Additional information can be found at www.wisgrp.com.

Investor Contact:

Deborah K. Pawlowski

Kei Advisors LLC

(716) 843-3908

dpawlowski@keiadvisors.com

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